Exhibit 4.3

AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Amended and Restated Investors’ Rights Agreement, dated as of April 22, 2004, is entered into and effective as of August 24, 2004, by and among HouseValues, Inc., a Washington corporation (the “Company”), and each of the parties listed on the signature page hereto.

RECITALS

A. On April 22, 2004, the Company and certain holders of the Company’s capital stock, including the undersigned, entered into the Amended and Restated Investors’ Rights Agreement (the “Rights Agreement”).

B. The parties hereto, representing the parties necessary to amend the Rights Agreement pursuant to Section 4.7 thereof, wish to amend the Rights Agreement to provide that certain rights of William Blair Capital Partners set forth in Section 3 of the Rights Agreement will terminate upon the Company’s initial public offering.

C. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and promises and covenants set forth herein, the parties hereto agree as follows:

1.	Amendment to Section 2.7

Section 2.7 (“Termination of Certain Covenants”) of the Rights Agreement is hereby amended in its entirety to read as follows:

“The covenants set forth in Sections 2.4, 2.5 and 3 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act, at an offering price of at least $4.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and resulting in proceeds to the Company of at least $4,000,000.”

2.	Miscellaneous Provisions

2.1	Entire Agreement

This Amendment, together with the Rights Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both oral and written, among such parties, or any of them, with respect to such subject matter.

2.2	Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Washington as applied to agreements among Washington residents executed in and to be performed entirely in such State, without reference to any rules governing conflict of laws.

2.3	Headings

The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

2.4	Counterparts

This Amendment may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

2.5	Continuation of Rights Agreement

Except for the amended provisions described herein, all other terms and provisions of the Rights Agreement continue in full force and effect according to the provisions thereof.

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The foregoing Amendment is hereby executed as of the date first above written.

HOUSEVALUES, INC.

By:	/s/ Ian Morris
Ian Morris, Chief Executive Officer

FOUNDERS:

/s/ Mark Powell
Mark Powell

INVESTORS:

HOLDERS:

SECOND AVENUE PARTNERS LLC:

By:
Name:
Title:

POSEIDON VENTURES I LLC:

By:
Name:
Title:

WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P.
By: William Blair Capital Management VII, L.P.
Its: General Partner
By William Blair Capital Management VII, L.L.C.
Its: General Partner

/s/ Robert D. Blank
By: Robert D. Blank
Title: Managing Director

WILLIAM BLAIR CAPITAL PARTNERS VII, L.P.
By: William Blair Capital Management VII, L.P.
Its: General Partner
By William Blair Capital Management VII, L.L.C.
Its: General Partner

/s/ Robert D. Blank
By: Robert D. Blank
Title: Managing Director